Exhibit 99.1

Contacts
Media
Ted Lowen, Engelhard Corp.
732-205-6360

Investor Relations
Gavin A. Bell, Engelhard Corp.
732-205-6313
Ref. #C1451
     or
Dan Katcher / Eden Abrahams
Joele Frank, Wilkinson Brimmer
     Katcher
212-355-4449

Engelhard Corporation
101 Wood Avenue, P.O. Box 770
For immediate release                                                                                                                      Iselin, NJ 08830

ENGELHARD SENDS LETTER TO SHAREHOLDERS

ISELIN, NJ, May 15, 2006 - Engelhard Corporation (NYSE:EC), one of the largest surface and materials science companies in the world, today sent the following letter to shareholders:

May 12, 2006

VOTE FOR GREATER VALUE - VOTE THE BLUE CARD
FOR DIRECTORS COMMITTED TO MAXIMIZING SHAREHOLDER VALUE

Dear Fellow Shareholder:

At the Annual Meeting to be held on June 2, 2006, you will have the opportunity to elect Directors who will determine the future of Engelhard.

As a shareholder of this company, you are being asked to cast your vote for one of two slates of candidates: Directors supported by Engelhard who are committed to a recapitalization plan that your Board of Directors unanimously believes will deliver greater value than BASF’s $38 per share offer by providing you with partial liquidity at an attractive price of $45 per share while preserving your ability to participate in the company’s exciting future growth potential - or a slate hand picked by BASF which, to quote BASF, “would have the power to terminate . . . the [r]ecapitalization” and “to take steps to facilitate [the BASF] offer” that your Board of Directors has unanimously rejected as inadequate and opportunistic.

By the design of the Engelhard Board of Directors, the decision rests in your hands. We hope you will carefully consider the information in this letter and in our proxy statement in reaching your conclusion and vote the BLUE proxy for the Engelhard Directors at the upcoming Annual Meeting.

WE BELIEVE BASF’S INADEQUATE OFFER FALLS SHORT
OF THE VALUE OUR PLAN WILL DELIVER FOR SHAREHOLDERS

On April 26, 2006, we announced that our Board of Directors had unanimously approved a recapitalization plan consisting of a self-tender offer for up to 26 million shares for $45 per share in cash, continued execution of the company’s strategic business plan and incremental cost savings we believe will deliver $15 million annually beginning in 2007.

Your Board of Directors and management believe that this recapitalization plan represents the best value-creation alternative available to you for the following reasons:

•
Superior Value to BASF’s $38 Per Share Offer - We believe that our $45 per share self-tender offer; the company’s continued ability to capitalize on our attractive growth opportunities and business strategy; and the $15 million in expected incremental annual cost savings will deliver greater value than BASF’s inadequate $38 per share offer.

•
Accretion to Earnings and Earnings Growth - The purchase of shares pursuant to the $45 per share self-tender offer represents an attractive investment for the company. The recapitalization plan is expected to be accretive to earnings per share (EPS) by approximately six cents in 2007 and accretive to EPS growth.

•
Expected Strong Price-to-Earnings Multiple - BASF launched its hostile offer when Engelhard’s stock was trading at a forward price-to-earnings (P/E) multiple that was meaningfully lower than the historical relationship that prevailed for several years to the forward P/E multiples of our key industry peers, Johnson Matthey and Umicore. The forward P/E multiple of Engelhard immediately prior to the unsolicited offer from BASF was 29.1% below that of Johnson Matthey. This compares to an average discount to Johnson Matthey of 6.9% for the 2003-2005 period. Immediately prior to the unsolicited offer from BASF, Engelhard’s forward P/E was 11.3% below that of Umicore, which compares to an average premium of 19.3% for the 2003-2005 period. In addition, since the time of BASF’s hostile offer, forward P/E multiples for Engelhard’s industry peers overall have generally increased. While this increase could be related to other factors, such as increased acquisition speculation in the industry in general following BASF’s offer for the company, we believe that to be unlikely given the number and diversity of the companies in our peer group. We believe that our forward P/E multiple should reflect a relationship to key industry peers more in line with historical levels and should benefit from (a) the strength of Engelhard’s earnings performance in recent quarters, (b) the expected robust and sustained earnings growth for the years ahead, and (c) the general rise in industry multiples since BASF commenced its hostile offer.

•
Meaningful Liquidity at an Attractive Price of $45 Per Share - The recapitalization plan provides Engelhard shareholders with a substantial liquidity opportunity for some of your shares at the attractive price of $45 per share, while preserving your ability to realize the company’s outstanding future growth potential through appreciation in the market price of the stock or a future sale of the company.

•
Continuing Investment-Grade Credit Profile - We do not believe that our financing of the $45 per share self-tender offer will interfere with our ability to maintain the financial capability needed to execute our strategic business plan and realize our growth opportunities. Implementation of the recapitalization plan is expected to result in continuance of investment-grade credit ratings for the company.

THE CHOICE IS YOURS -
ENGELHARD’S VALUE-CREATION ALTERNATIVE OR BASF’S INADEQUATE
OFFER

Throughout Engelhard’s history we have maintained that our shareholders - the true owners of this great company - are entitled to decide the future of their investment. Our Board of Directors’ decision to expand the board from six to nine members at the upcoming Annual Meeting, thereby giving you the ability to elect a majority of the newly enlarged board on June 2, is a testament to our commitment to our shareholders. We are entrusting you with the power to choose which path best serves your interests - our recapitalization plan or BASF’s inadequate offer.

By electing Engelhard’s five highly-qualified nominees, which include the two incumbent Class I Directors, Marion H. Antonini and Henry R. Slack, and three individuals nominated to fill the newly created vacancies, Alain Lebec, Howard L. Minigh and Michael A. Sperduto, you will ensure that Engelhard continues down the superior value-creation path envisioned in our recapitalization plan. Alternatively, you could choose to vote for BASF’s slate and hand control of your company over to a group of nominees chosen by BASF, the same company that is attempting to effect its inadequate $38 per share offer for the benefit of its own shareholders at the expense of Engelhard’s shareholders.

As you may recall, BASF has said that it spent two years studying and evaluating Engelhard. BASF chose to launch its hostile offer at a point in time when our P/E multiple was at a historic low relative to that of our closest peers, Johnson Matthey and Umicore.

Remember, too, that BASF previously indicated that it did not factor synergies into its original $37 per share offer. BASF maintains that it sees only “modest synergies” resulting from an acquisition of Engelhard, despite the fact that its U.S. headquarters in Florham Park, NJ is less than 30 miles away from our headquarters in Iselin, NJ. Additionally, it appears that BASF has very significant tax loss carry forwards - in excess of $2.5 billion primarily in North America - most of which we believe could be used to shield income generated by our company from U.S. taxation. This tax synergy would, in all likelihood, allow BASF to avoid paying any significant cash taxes that Engelhard would otherwise be paying on its U.S. operating income (which accounts for approximately 60% of Engelhard’s total operating income) for many years to come.

Despite having performed extensive due diligence in March and April of this year, BASF recently claimed that it can’t yet quantify the likely synergies. We believe that the synergies BASF would realize by acquiring our company are significant, and that BASF’s $38 per share offer does not compensate Engelhard shareholders for those synergies.

It’s worthwhile noting as well that the Euro has strengthened significantly against the U.S. dollar since BASF launched its hostile takeover campaign against Engelhard in early January. This means that the same $38 per share that BASF could have offered in early January is equivalent in Euro terms to more than $40 per share today.

The value inherent in this company belongs to you - the owners of Engelhard. Don’t let BASF get away with its attempt to buy Engelhard at an opportunistic price that doesn’t reflect the company’s current value and future value-creation potential.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
REJECT BASF’S OFFER AND NOT TENDER YOUR SHARES TO BASF

The Engelhard Board of Directors unanimously determined that BASF’s $38 per share offer is opportunistic and undervalues Engelhard. In making its offer, BASF ignored Engelhard’s strong fourth quarter 2005 and first quarter 2006 earnings, which were both well above Wall Street research analyst expectations, and the clear evidence that our business strategy is just beginning to pay off. We have made significant investments in recent years in both organic growth initiatives and strategic acquisitions. Our business plan, which was developed long before BASF made its intentions regarding Engelhard known, reflects that these actions have positioned us to generate strong earnings growth over the next several years.

As we continue to execute on our business strategy, the recapitalization plan gives shareholders partial liquidity at an attractive price of $45 per share while preserving your ability to participate in the company’s exciting future growth potential. Your Board of Directors has clearly demonstrated its commitment to you by rejecting BASF’s offer, which undervalues Engelhard.

PROTECT THE VALUE OF YOUR INVESTMENT
AND THE FUTURE OF YOUR COMPANY

Our long-term history of delivering value for our shareholders is strong. Over the five-year period through December 31, 2005, the total annualized return on Engelhard’s stock was 9.85%, exceeding both the S&P 500 Index at 0.5% and the S&P Chemicals Index at 8.4%.

Your Board of Directors remains focused on doing the right thing for our shareholders. Engelhard’s Board of Directors has consistently acted in your best interests, appropriately and diligently reviewing BASF’s initial and latest inadequate offers and undergoing a process aimed at ensuring fair value for your shares.

It is important to keep in mind that this is a fight for you, our shareholders, to receive fair value for your shares, not a fight for independence. Engelhard’s Board of Directors urges you to vote the BLUE card FOR Engelhard’s board nominees, thereby sending BASF the message that you will not sell the company at an inadequate price.

We appreciate your continued support.

On behalf of the Board of Directors

Sincerely,

/s/ Barry W. Perry
Barry W. Perry
Chairman and Chief Executive Officer

Forward-Looking Statements.  This letter contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause Engelhard’s actual future activities and results of operations to be materially different from those suggested or described in this announcement.  For a more thorough discussion of these factors, please refer to “Forward-Looking Statements” on page 6 of the definitive proxy statement, dated May 12, 2006, “Forward-Looking Statements” (excluding the first sentence thereof), “Risk Factors” and “Key Assumptions” on pages 34, 35 and 38, respectively, of Engelhard’s 2005 Annual Report on Form 10-K, dated March 3, 2006.  Please also refer to “Forward-Looking Statements” and “Key Assumptions” contained in the investor presentation captioned “Recapitalization Plan” filed as an exhibit on Form 8-K, dated April 26, 2006, and “Forward-Looking Statements” in the Offer to Purchase filed as an exhibit to Schedule TO, dated May 5, 2006, for additional information regarding such risks, uncertainties and contingencies.

Investors are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date made, and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described above, as well as others that Engelhard may consider immaterial or do not anticipate at this time.  The foregoing risks and uncertainties are not exclusive and further information concerning Engelhard and its businesses, including factors that potentially could materially affect its financial results or condition, may emerge from time to time. Investors are advised to consult any further disclosures Engelhard makes on related subjects in Engelhard’s future periodic and current reports and other documents that Engelhard files with or furnishes to the Securities and Exchange Commission (“SEC”).

No Offer or Solicitation.  This letter does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of Engelhard.  The self-tender offer by Engelhard previously announced on April 26, 2006 commenced on May 5, 2006. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed by Engelhard (“Engelhard’s Tender Offer Statement”) on Schedule TO with the SEC on May 5, 2006.  Engelhard’s shareholders are advised to read Engelhard’s Tender Offer Statement and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they will contain important information.

Additional Information. Engelhard’s shareholders are advised to read Engelhard’s definitive proxy statement dated May 12, 2006 carefully and in its entirety because it contains important information.  Copies of the definitive proxy statement may be obtained from MacKenzie Partners, Inc. at the address set forth above.